Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-126175) on Form S-8 of Worthington Industries, Inc. and the Dietrich Industries, Inc. Hourly 401(k) Plan of our report dated June 19, 2006, with respect to the financial statements of the Dietrich Industries, Inc. Hourly 401(k) Plan as of and for the year ended December 31, 2005, which report is included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

/s/ McCRORY & McDOWELL LLC

Pittsburgh, Pennsylvania

Dated June 20, 2007